Exhibit 99.1



                                                      FOR IMMEDIATE RELEASE



Contact: Robert Siegfried/Jeremy Fielding
Kekst and Company
212-521-4800


            ENDO PHARMACEUTICALS MEETS WITH FDA ON MORPHIDEX(R)


         Chadds Ford, PA, September 26, 2000 - Endo Pharmaceuticals Holdings Inc. (NASDAQ: ENDP and ENDPW), a fully integrated, specialty pharmaceutical company with market leadership in pain management, announced today that it met with the United States Food and Drug Administration (FDA) on September 25th to discuss the New Drug Application (NDA) for MorphiDex(R), an NMDA enhanced opioid analgesic. Discussion at the meeting focused on clarifying what information the FDA needs from Endo in order to approve MorphiDex(R).

         Endo requested this meeting with the FDA to outline the new ownership of the company, as well as to reach agreement on the additional information that the company needs to submit to obtain timely approval of MorphiDex(R). At the meeting, the FDA requested a second pivotal chronic multiple dosing study to support the intended indication in addition to the pivotal study previously submitted. This second study will be initiated promptly and will run in parallel to studies that were already underway at the time of the merger. "Yesterday, Endo and the FDA discussed the path to obtaining approval of the first of our NMDA enhanced opioid analgesics, MorphiDex(R). ThE discussion reinforced Endo's belief in the safety and efficacy of MorphiDex(R)," said David A. Lee, MD, Ph.D., Endo's Senior Vice President, Research & Development.

         Endo intends to file a supplement to the NDA as promptly as practicable and hopes to be in a position to file such supplement to the NDA prior to the beginning of 2002. The company expects the FDA to respond within six months after its acceptance of the supplement. Endo currently has outstanding warrants that are exercisable into shares of Endo common stock. The amount of shares that can be acquired upon exercise of these warrants will be materially affected by the timing of any FDA approval of MorphiDex(R).

         No assurance can be given as to the outcome of the clinical studies or whether or if MorphiDex(R) will be approved by the FDA and whether or if additional studies will be required.

         "We are now approaching a new era of pain treatment, and I know that the pain-management community is anxiously awaiting the approval of MorphiDex(R), as well as Endo's other NMDA enhanced opioid analgesics," said Bradley S. Galer, MD, Endo's Vice President, Scientific Affairs.

         In August, Dr. Galer joined Endo from the Department of Pain Medicine and Palliative Care at Beth Israel Medical Center, New York where he was Director of Clinical Studies and Co-Director, Nerve Pain Disorders Clinic. Dr. Galer is a founding member of, and was chairman for, the Pain Medicine Section of the American Academy of Neurology over the past two years. He has published over 100 articles and book chapters regarding pain management and pain pharmacotherapy. He is a co-chair of the annual International Neuropathic Pain Conference. In addition, Dr. Galer holds academic memberships in a dozen medical societies, including the International Association for the Study of Pain, The American Academy of Pain Management and the American Academy of Neurology. He was named in the 1998 Best Doctors in America for Pain Management/Neurology.

         Endo, through its wholly owned subsidiaries Endo Pharmaceuticals Inc. and Endo Inc., is a fully integrated specialty pharmaceutical company with market leadership in pain management. The company is engaged in the research, development, sales and marketing of both branded and generic pharmaceutical products primarily for the treatment of pain. Endo has a portfolio of thirteen branded products that includes established brands such as Percocet(R) and Percodan(R), opioid analgesics that treat moderate-to-severe pain.

         An NDA for MorphiDex(R) was submitted by Algos Pharmaceutical Corporation in August 1998. A "not approvable" letter for MorphiDex(R) was received by Algos on August 2, 1999. On July 17, 2000, Endo merged with Algos, thereby acquiring MorphiDex(R), a patented combination oF morphine and the NMDA-receptor antagonist dextromethorphan.

         To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties. As a result of such risks and uncertainties, which include, but are not limited to, the difficulty of predicting FDA approvals, risks with respect to technology and product development, the effect of competing products and prices, uncertainties regarding intellectual property protection, changes in operating results and other risks discussed from time to time in Endo's filings with the Securities and Exchange Commission, actual results may differ materially from those expressed or implied by such forward-looking statements.



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